Exhibit 5.7

[Letterhead of Kopecky Schumacher Bleakley Rosenburg PC]

December 28, 2012

Dycom Investments, Inc.

11770 U.S. Highway 1, Suite 101

Palm Beach Gardens, Florida 33408

Re:	Dycom Investments, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Illinois to Professional Teleconcepts, Inc., an Illinois corporation (the “Illinois Guarantor” and a “Subsidiary”) in connection with the preparation and filing by Dycom Investments, Inc., a Delaware corporation (the “Company”) of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by Dycom Industries, Inc., a Florida corporation (the “Parent”), and certain other guarantors including the Illinois Guarantor (collectively, the “Subsidiary Guarantors,” and, together with the Parent, the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $90,000,000 aggregate principal amount of the Exchange Notes for any and all of its unregistered 7.125% Senior Subordinated Notes due 2021 that were issued on December 12, 2012, (the “Old Notes”), which have not been registered under the Securities Act. The Exchange Notes are guaranteed, jointly and severally, on an unsecured senior subordinated basis as to payment of principal and interest by the Parent and the Subsidiary Guarantors. The Old Notes have certain transfer restrictions. The Exchange Notes will be freely transferable. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to the Indenture, dated as of January 21, 2011,as amended and supplemented by one or more supplemental indentures including the supplemental indenture dated December 12, 2012 (collectively, the “Indenture”) among the Parent, the Company, the Subsidiary Guarantors (including the Illinois Guarantor) and U.S. Bank National Association, as trustee (the “Trustee”).

For purposes of giving the opinion hereinafter set forth, we have examined:

1.	An authenticated copy of the Illinois Guarantor’s Articles of Incorporation, as filed with the Office of the Secretary of State of the State of Illinois (the “Secretary of State”) on September 30, 1991, as subsequently corrected on January 31, 1997;

2.	An authenticated copy of the Illinois Guarantor’s Articles of Merger, as filed with the Secretary of State, on December 31, 2007, with the Illinois Guarantor being the surviving party governed by the laws of the State of Illinois;

3.	The Illinois Guarantor’s By-laws, dated January 1, 2005, as in effect on the date hereof;

4.	Resolutions of the Board of Directors Adopted by Unanimous Written Consent In Lieu of Meeting of Professional Teleconcepts, Inc., dated December 5, 2012, approving its execution, delivery and performance of the Transaction Agreements (as defined below) to which it is a party;

Dycom Investments, Inc.

December 28, 2012

5.	An authenticated Certificate of Good Standing from the Secretary of State for the Illinois Guarantor, dated November 29, 2012;

6.	The Indenture;

7.	The form of Notation of Exchange Guarantee; and

8.	The form of the Registration Statement.

The documents referred to in (1) through (4) above are collectively referred to with respect to the Illinois Guarantor as the “Organizational Documents.” The documents referred to in (6) and (7) above are together referred to as the “Transaction Documents” and individually as a “Transaction Document.”

For purposes of this opinion we have not reviewed any documents other than the documents listed in (1) through (8) above. In particular, we have not conducted any independent investigation beyond our review of the documents listed in (1) through (8) above, and we have not reviewed any document (other than the documents listed in (1) through (8) above) that is referred to or incorporated by reference into the documents reviewed by us. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents and certificates examined by us. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies.

The laws upon which our opinions are based upon and are limited to the laws of the State of Illinois (hereinafter referred to as the “Laws”).

Based on the foregoing, and having regard for legal considerations that we deem relevant, we are of the following opinions:

1.	The Illinois Guarantor is an entity validly existing and in good standing under the laws of the State of Illinois, which is the state of the Illinois Guarantor’s organization;

2.	The Illinois Guarantor has taken all action necessary to authorize the execution, delivery, and performance of each Transaction Document; and

3.	The Indenture has been duly executed and delivered by the Illinois Guarantor;

We have not been asked to, and do not, render any opinion with respect to any matters except as expressly set forth above. The opinions expressed herein are limited to matters governed by the laws of the State of Illinois. To the extent the Transaction Documents are or may be governed by the laws of any state or sovereign other than Illinois, including the United States of America, we offer no opinion. We express no opinion as to the accuracy, correctness, or completeness of any statement in the Registration Statement.

This opinion speaks only as of the date hereof and as of the earlier dates expressly addressed above. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein, whether or not brought to our attention.

Dycom Investments, Inc.

December 28, 2012

We hereby consent to the filing of this opinion as an exhibit to the 2012 Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder. Subject to the foregoing, this opinion letter is provided to you and may be relied upon by Shearman & Sterling LLP, New York, New York, as your legal counsel, and is for your benefit and for reliance of Shearman & Sterling LLP only in connection with the transaction referenced in the first paragraph. This opinion letter may not be used or relied on for any other purpose without our prior written consent.

Sincerely yours,
Kopecky Schumacher Bleakley Rosenburg PC

By:	/s/ Elizabeth A. Bleakley
Elizabeth A. Bleakley, Principal